Exhibit 10.8

The Companies Law (2018 Revision) of the Cayman Islands
Plan of Merger
This plan of merger (the "Plan of Merger") is made on 31 December 2019 between Nuveen Churchill BDC SPV I, LLC (the "Surviving Company") and Churchill Middle Market CLO V Ltd. (the "Merging Company").
Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law (2018 Revision) (the "Statute").
Whereas the Surviving Company is a limited liability company formed under the laws of Delaware and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.
Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the "Merger").
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Statute.
Now therefore this Plan of Merger provides as follows:

1	The constituent companies to this Merger are the Surviving Company and the Merging Company.

2	The surviving company is the Surviving Company.

3
The registered office of the Surviving Company is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, USA and the registered office of the Merging Company is c/o MaplesFS Limited of PO Box 1093, Queensgate House, Grand Cayman, KY1-1102, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below) 100% of the membership interests of the Surviving Company are held by Nuveen Churchill BDC Inc.

5
Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$50,000 divided into 250 ordinary shares of a par value of US$1.00 each and 497,500,000 preference shares of a par value of US$0.0001 each and the Merging Company will have 250 ordinary shares and 70,200,000 preference shares in issue.

6
In accordance with section 234 of the Statute, the date on which it is intended that the Merger is to take effect (the "Effective Date") is the date specified as such in a notice to the Registrar of Companies signed by a director of each of the Surviving Company and Merging Company.

The terms and conditions of the Merger are such that, on the Effective Date:

6.1	the preference shares in the Merging Company issued and outstanding immediately prior to the Effective Date shall be converted and exchanged for shares of common stock, par value $0.01, of Nuveen Churchill BDC Inc. in accordance with a subscription agreement entered into concurrently herewith by and between Nuveen Churchill BDC Inc. and the current owner of the preference shares in the Merging Company; and

6.2	the limited liability company interests in the Surviving Company issued and outstanding immediately prior to the Effective Date shall continue to be issued and outstanding and remain unchanged.
In connection with such conversion and exchange, the values of the net assets of the Merging Company and the Surviving Company involved in the exchange shall be determined using the Surviving Company's procedures for valuing its assets and liabilities.

7	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Clause 6 above.

8
The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Limited Liability Company Agreement of the Surviving Company in the form annexed at Annexure 1 hereto.

9
The Amended and Restated Limited Liability Company Agreement of the Surviving Company immediately prior to the Merger shall be its Amended and Restated Limited Liability Company Agreement after the Merger.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11
The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger other than the security granted pursuant to loan and security agreement dated as of 28 October 2015 (as amended, modified and supplemented from time to time) among, inter alia, the Merging Company, as borrower and Wells Fargo Bank, National Association, as administrative agent and U.S. Bank National Association, as collateral agent (the "Collateral Agent"). The Merging Company has obtained the consent to the Merger of the Collateral Agent, as holder of such security interests, pursuant to section 233(8) of the Statute.

12	The names and addresses of each director of the surviving company are:

12.1	Nuveen Churchill BDC Inc., as managing member, of c/o Churchill Asset Management LLC, 430 Park Avenue, 14th Floor, New York, New York, 10022, USA;

12.2	Don Puglisi, as independent manager, of Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711; and

13	This Plan of Merger has been approved by the board of directors of the Merging Company pursuant to section 233(3) of the Statute.

14	This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

15	At any time prior to the Effective Date, this Plan of Merger may be:

15.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

15.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)
effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

16	This Plan of Merger may be executed in counterparts.

17	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by Nuveen Churchill BDC Inc.,	)

as member, Duly authorised for	)	/s/ Shaul Vichness

and on behalf of	)	Name: Shaul Vichness

Nuveen Churchill BDC SPV I, LLC	)	Title: Chief Financial Officer

SIGNED by Wendy Ebanks	)

Duly authorised for	)	/s/ Wendy Ebanks

and on behalf of	)	Name: Wendy Ebanks

Churchill Middle Market CLO V Ltd.	)	Title: Director

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